As filed with the Securities and Exchange Commission on September 2, 2025
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Mechanics Bancorp

(Exact name of registrant as specified in its charter)

Washington	91-0186600
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1111 Civic Drive, Suite 390
Walnut Creek, CA 94596
(Address and Zip Code of Principal Executive Offices)

Mechanics Bancorp 2025 Equity Incentive Plan
(Full title of the plans)

Glenn Shrader
Executive Vice President, General Counsel
Mechanics Bancorp
1111 Civic Drive, Suite 390
Walnut Creek, CA 94596
(925) 482-8000
(Name, Address, and Telephone Number, including Area Code, of Agent for Service)

Copies to:
Jacob A. Kling, Esq.
Eric M. Feinstein, Esq.
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
(212) 403-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Mechanics Bancorp (formerly HomeStreet, Inc.) (“Mechanics” or the “Registrant”) to register 7,750,000 shares of the Registrant’s Class A common stock, no par value (the “Class A common stock”), that may be issued pursuant to the Mechanics Bancorp 2025 Equity Incentive Plan (the “2025 Plan”).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information to be specified in Item 1 and Item 2 of Part I of this Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information to be specified in Part I will be delivered to the holders as required by Rule 428(b)(1).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the U.S. Securities and Exchange Commission (the “Commission”) by the Registrant are hereby incorporated into this Registration Statement by reference (other than information in such filings deemed, under Commission rules or otherwise, not to have been filed with the Commission):

1.	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on March 7, 2025 (the “Annual Report”);

2.
the Registrant’s Current Reports on Form 8-K, filed with the Commission on March 31, 2025, April 3, 2025, June 2, 2025, July 18, 2025, August 7, 2025, August 19, 2025, August 22, 2025 and September 2, 2025  (other than the portions of those documents not deemed to be filed);

3.	the Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, filed with the Commission on May 8, 2025, and June 30, 2025, filed with the Commission on August 6, 2025;

4.
all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report; and

5.
the description of the Registrant's common stock contained on the Registration Statement on Form S-4, filed with the Commission on July 3, 2025, as amended on July 15, 2025 and declared effective on July 16, 2025, and any amendments or reports filed for the purposes of updating such description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement (other than information in such filings deemed, under Commission rules or otherwise, not to have been filed with the Commission), prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Sections 23B.08.500 through 23B.08.603 of the Washington Business Corporation Act contains specific provisions relating to indemnification of directors and officers of Washington corporations. In general, the statute provides that a corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if: (i) the individual acted in good faith; and (ii) the individual reasonably believed, in the case of conduct in the individual’s official capacity, that the individual’s conduct was in the best interests of the corporation, and in all other cases, that the individual’s conduct was at least not opposed to the corporation’s best interests. In the case of a criminal proceeding, the individual must not have had any reasonable cause to believe the conduct was unlawful.

A director may not be indemnified in connection with a proceeding by or in the right of the corporation in which the director was found liable to the corporation, or a proceeding in which the director was found to have improperly received a personal benefit. Washington law provides for mandatory indemnification of directors for reasonable expenses incurred when the indemnified party is wholly successful in the defense of the proceeding.

Washington law permits a director of a corporation who is a party to a proceeding to apply to the courts for indemnification or advancement of expenses, unless the articles of incorporation provide otherwise, and the court may order indemnification or advancement of expenses under certain circumstances set forth in the statute. Washington law further provides that a corporation may, if authorized by its articles of incorporation or a bylaw or resolution adopted or ratified by the shareholders, provide indemnification in addition to that provided by statute, subject to certain conditions set forth in the statute.

Mechanics’ articles of incorporation require Mechanics to indemnify and hold harmless to the fullest extent permitted by applicable law, any person who was or is threatened to be made a party to or is otherwise involved in any actual or threatened action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a director or officer of the corporation or, being or having been a director or officer, he or she is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is an alleged action in an official capacity as a director, trustee, officer, employee, or agent or in any other capacity while serving as director, trustee, officer, employee, or agent. This right to indemnification also includes the right to have Mechanics pay the expenses incurred in defending any such proceeding in advance of its final disposition.

Mechanics’ bylaws provide that Mechanics may maintain insurance at its own expense to protect itself and any indemnitee against any expense, liability, or loss against which Mechanics has the power to indemnify.

Mechanics has entered into or may enter into indemnification agreements with all of its current and former directors and has entered into or may enter into indemnification agreements with certain of Mechanics’ current and former executive officers. Subject to certain limitations, these agreements require Mechanics to indemnify these individuals to the fullest extent permitted under applicable law against liabilities that may arise by reason of their service to Mechanics, and to advance expenses incurred, under certain circumstances, as a result of any proceedings against them as to which they could be indemnified.

In addition, Mechanics maintains a general liability insurance policy that covers certain liabilities of the Mechanics’ directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description
4.1
Fourth Amended and Restated Articles of Incorporation of Mechanics Bancorp, effective as of September 2, 2025 (incorporated by reference to Exhibit 3.1 of Mechanics Bancorp’s Current Report on Form 8-K filed on September 2, 2025).

4.2
Amended and Restated Bylaws of Mechanics Bancorp, effective as of September 2, 2025 (incorporated by reference to Exhibit 3.2 of Mechanics Bancorp’s Current Report on Form 8-K filed on September 2, 2025).

4.3	Mechanics Bancorp 2025 Equity Incentive Plan.
5.1	Opinion of Orrick, Herrington & Sutcliffe LLP as to validity of the securities being registered.
23.1	Consent of Crowe LLP in respect of Mechanics Bancorp (formerly Homestreet, Inc.).
23.2	Consent of Crowe LLP in respect of Mechanics Bank.
23.3	Consent of Orrick, Herrington & Sutcliffe LLP (included as part of the opinion filed as Exhibit 5.1).
24.1	Powers of Attorney of Directors and Officers of Mechanics Bancorp (included on the signature page hereto).
107	Filing Fee Table.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Walnut Creek, State of California, on September 2, 2025.

MECHANICS BANCORP

By:	/s/ Nathan Duda
	Name:	Nathan Duda
	Title:	Executive Vice President and Chief Financial Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints C.J. Johnson and Nathan Duda, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully for all intents and purposes as they, he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ C.J. Johnson	President and Chief Executive Officer	September 2, 2025
C.J. Johnson	(Principal Executive Officer)

/s/ Nathan Duda	Executive Vice President and Chief	September 2, 2025
Nathan Duda	Financial Officer (Principal Financial Officer)

/s/ Fernando Pelayo	Chief Accounting Officer	September 2, 2025
Fernando Pelayo	(Principal Accounting Officer)

/s/ Carl B. Webb	Executive Chairman	September 2, 2025
Carl B. Webb

/s/ E. Michael Downer	Vice Chairman	September 2, 2025
E. Michael Downer

/s/ Patricia Cochran	Director	September 2, 2025
Patricia Cochran

/s/ Adrienne Crowe	Director	September 2, 2025
Adrienne Crowe

/s/ Douglas Downer	Director	September 2, 2025
Douglas Downer

/s/ Ken Russell	Director	September 2, 2025
Ken Russell

/s/ Jon Wilcox	Director	September 2, 2025
Jon Wilcox

/s/ Nancy Pellegrino	Director	September 2, 2025
Nancy Pellegrino